                                                                      Exhibit 11

                      Vitafort International Corporation
                Computation of Earnings (Loss) per Common Share

                                                                                 Three Months Ended         Nine Months Ended
                                                    Year Ended    Year Ended   ----------------------    -----------------------
                                                     12/31/96      12/31/95      9/30/97     9/30/96       9/30/97     9/30/96
                                                   -----------   -----------   ----------  -----------   ----------  -----------
ENDING MARKET PRICE PER SHARE                          $1.0468       $8.1250      $1.5625      $3.4375      $1.5625      $3.4375
                                                   -----------   -----------   ----------  -----------   ----------  -----------

AVERAGE MARKET PRICE PER SHARE                         $4.8978       $8.7490      $1.2968      $4.4531      $1.2124      $5.5312
                                                   -----------   -----------   ----------  -----------   ----------  -----------
Earnings:
Net income (loss) applicable to common stock       ($8,122,815)  ($2,812,281)  $4,620,205  ($1,212,978)  $1,880,842  ($3,571,710)

PRIMARY EARNINGS (LOSS) PER SHARE:

Weighted average number of common shares
outstanding                                          5,133,665     1,467,648    6,315,582    4,339,878    5,318,992    4,215,668

Incremental shares assuming all dilutive
options and warrants exercised and proceeds
used to purchase shares in the market at the
average stock price during the period.                      -             -       443,993           -       443,993           -
                                                   -----------   -----------   ----------  -----------   ----------  -----------
Total                                                5,133,665     1,467,648    6,759,575    4,339,878    5,762,985    4,215,668
                                                   ===========   ===========   ==========   ==========   ==========  ===========
Primary income (loss) per share                         ($1.59)       ($1.92)       $0.68       ($0.28)       $0.33       ($0.85)
                                                   ===========   ===========   ==========   ==========   ==========  ===========
FULLY DILUTED EARNINGS (LOSS) PER SHARE:

Weighted average number of common shares
outstanding                                          5,133,665     1,467,648    6,315,582    4,339,878    5,318,992    4,215,668

Incremental shares assuming all dilutive
options and warrants exercised and proceeds
used to purchase shares in the market at the
average stock price during the period, or
the stock price at the end of the period,
whichever is higher.                                        -             -       443,993           -       443,993           -
                                                   -----------   -----------   ----------  -----------   ----------  -----------
Total                                                5,133,665     1,467,648    6,759,575    4,339,878    5,762,985    4,215,668
                                                   ===========   ===========   ==========   ==========   ==========  ===========
Fully diluted income (loss) per share                   ($1.59)       ($1.92)       $0.68       ($0.28)       $0.33       ($0.85)
                                                   ===========   ===========   ==========   ==========   ==========  ===========